Exhibit 99.1

Martin Midstream Partners L.P. to Hold Special Meeting on December 30, 2024
for Unitholders to Approve Pending Transaction

Launches New Website, MaximizeValueforMMLP.com

Martin Midstream GP LLC Board and Conflicts Committee Urge Unitholders to use the WHITE Proxy Card to Vote “FOR” the Transaction, Which Will Deliver a 34% All-Cash Premium

KILGORE, Texas – December 2, 2024 – Martin Midstream Partners L.P. (“MMLP”) (Nasdaq: MMLP) today announced it has filed a definitive proxy statement with the U.S. Securities and Exchange Commission in connection with Martin Resource Management Corporation’s (“MRMC”) pending acquisition of all of the outstanding MMLP common units other than common units already owned by MRMC and its subsidiaries, in an all-cash merger transaction whereby each unitholder will receive $4.02 per common unit. MMLP also launched a website, MaximizeValueforMMLP.com, which highlights the terms and benefits of the transaction and provides voting instructions for eligible unitholders.

The MMLP Special Meeting of unitholders is scheduled to take place on December 30, 2024, at 10:00 a.m. CT, at MMLP’s office located at 4200 B Stone Road, Kilgore, Texas 75662. Unitholders of record as of November 8, 2024 are entitled to vote at the meeting. All eligible unitholders will receive a copy of the definitive proxy statement in the mail, along with instructions on how to vote their units.

“The filing of the definitive proxy statement is an important milestone as we advance towards completing the transaction,” said Bob Bondurant, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of the Partnership (the “General Partner”). “The Conflicts Committee of the Board of Directors of the General Partner (the “GP Board”), which consists of three independent directors, conducted a thorough, nine-month evaluation with the support of independent legal and financial advisors and was diligent about considering the best path forward for MMLP. Ultimately, after extensive negotiations that resulted in a significantly improved proposal from MRMC, the Conflicts Committee unanimously and in good faith determined that the pending merger is fair and reasonable to, and in the best interests of, MMLP and the unaffiliated holders of MMLP common units. The transaction will deliver for unitholders a 34.00% premium to the market closing price prior to MRMC’s initial proposal on May 24, 2024, and an 11.33% premium to the trailing 30-trading day volume-weighted average price as of October 3, 2024, the date the merger agreement was executed. Notably, the transaction will deliver nearly a dollar more per unit than MRMC’s initial proposal. This is a terrific outcome for MMLP unitholders and the Conflicts Committee and the GP Board are unanimous in their support of the pending transaction.”

The Conflicts Committee and the GP Board unanimously recommend that unitholders use the WHITE proxy card or WHITE voting instruction form to vote “FOR” the proposal to approve the transaction and the merger agreement.

Additional information, including copies of the materials mailed to all eligible MMLP unitholders, is available at MaximizeValueforMMLP.com.

Advisors

The Conflicts Committee engaged Munsch Hardt Kopf & Harr, P.C., Potter Anderson & Corroon LLP, and Houlihan Lokey, Inc. as its legal and financial advisors. MRMC engaged Baker Botts L.L.P. and Wells Fargo Securities, LLC as its legal and financial advisors.

About MMLP

Martin Midstream Partners L.P. (NASDAQ: MMLP) headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP’s primary business lines include: (1) terminalling, processing, and storage services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing, and distribution; and (4) marketing, distribution, and transportation services for natural gas liquids and blending and packaging services for specialty lubricants and grease. To learn more, visit www.MMLP.com. Follow Martin Midstream Partners L.P. on LinkedIn, Facebook, and X (formerly known as Twitter).

About MRMC

MRMC, through its various subsidiaries, is an independent provider of marketing and distribution of hydrocarbon and hydrocarbon by-products including asphalt, diesel, natural gas liquids (“NGLs”), crude oil, base and process oils, and other bulk tank liquids. Martin Resource LLC is a wholly owned subsidiary of MRMC that does not engage in any business other than owning 100% of the equity interests in the General Partner. Cross Oil Refining & Marketing, Inc. is a wholly owned subsidiary of MRMC and is engaged in the business of providing base and process oils. Martin Product Sales LLC is a wholly owned subsidiary of MRMC and is engaged in the business of marketing and distributing commodities including asphalt, NGLs, and other petroleum based products.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Forward-looking statements are identified by words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “should,” “will” or similar expressions. These forward-looking statements and all references to the transaction described herein rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the ability of the parties to consummate the transaction in the anticipated timeframe or at all, including MRMC’s ability to fund the aggregate merger consideration; risks related to the satisfaction or waiver of the conditions to closing the transaction in the anticipated timeframe or at all; risks related to obtaining the requisite regulatory approval and MMLP unitholder approval; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs associated with the transaction; and the risk of litigation and/or regulatory actions related to the transaction, (ii) uncertainties relating to MMLP’s future cash flows and operations, (iii) MMLP’s ability to pay future distributions, (iv) future market conditions, (v) current and future governmental regulation, (vi) future taxation, and (vii) other factors, many of which are outside MMLP’s control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the SEC as well as MMLP’s definitive proxy statement filed with the SEC on November 27, 2024. Forward-looking statements speak only as of the date they are made, and MMLP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.

IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION
In connection with the proposed merger, MMLP has filed with the SEC and furnished to MMLP’s unitholders the definitive proxy statement on Schedule 14A and a proxy card. MMLP, MRMC and certain of their affiliates have jointly filed a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. This material is not a substitute for the Merger Agreement, the proxy statement or the Schedule 13E-3 or for any other document that MMLP has filed with the SEC in connection with the proposed transaction. The final proxy statement was mailed to MMLP’s unitholders on or about November 27, 2024 to the unitholders of record as of the close of business on November 8, 2024. BEFORE MAKING ANY VOTING DECISION, MMLP’S UNITHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, THE PROXY STATEMENT AND THE SCHEDULE 13E-3 AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT OR SCHEDULE 13E-3 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors and security holders may obtain free copies of the proxy statement and other relevant documents filed with the SEC by MMLP through the website maintained by the SEC at www.sec.gov. In addition, the proxy statement, the Schedule 13E-3, and other documents filed with the SEC by MMLP are available free of charge through MMLP’s website at www.MMLP.com, in the “Investor Relations” tab, or by contacting MMLP’s Investor Relations Department at (877) 256-6644.

PARTICIPANTS IN THE SOLICITATION

MMLP and the directors and executive officers of MMLP’s general partner, and MRMC and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from MMLP’s unitholders in respect of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of MMLP in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, are included in the proxy statement, as filed with the SEC on November 27, 2024, and other relevant materials filed with the SEC. Information about the directors and executive officers of MMLP’s general partner and their ownership of MMLP common units is also set forth in MMLP’s Form 10-K for the year ended December 31, 2023, as previously filed with the SEC on February 21, 2024. To the extent that their holdings of MMLP’s common units have changed since the amounts set forth in MMLP’s Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Free copies of these documents may be obtained as described in the paragraphs above.

Investor Relations Contact:
Sharon Taylor
Executive Vice President and Chief Financial Officer
(877) 256-6644
ir@mmlp.com

Media Contact:
Andrew Siegel / Melissa Johnson / Jenna Shinderman
Joele Frank
212.355.4449